Exhibit 10.2

February 29, 2012

Mr. Edward M. Christie

Dear Ted:

On behalf of Spirit Airlines, Inc. (“Spirit” or the “Company”), we would like to take this opportunity to confirm the terms of our offer of employment. We are enthusiastic about having you join Spirit.

Your title will be Senior Vice President and Chief Financial Officer, and you will report to B. Ben Baldanza, President and CEO. Your annualized base salary will be $300,000. This offer is contingent upon your passing required Company and TSA background checks as well as your signing and returning this letter to us no later than March 1, 2012 and commencing employment on or prior to April 16, 2012 or a date mutually agreeable in the month of April. Our Human Resources Department will be in touch with you to coordinate pre-employment arrangements.

You will be eligible to participate in the Company's Performance Incentive Plan (PIP) with respect to 2012 and thereafter on the same terms as other senior officers of the Company, provided that your participation for 2012 will be on a full-year basis. Your PIP target percentage will be 70% of base salary. The PIP can pay out up from 0% to 200% of target for 2012.

You will be granted an initial incentive award of 95,000 units of equity incentive compensation, in the same form as for 2012 grants to other senior officers and subject to the terms and conditions of the Company's equity incentive plan. Our proposed design calls for that amount to be split 50/50 between Restricted Stock Units and Performance Units.

On your start date, you will be eligible for Company-sponsored employee benefits, including medical, life, dental, and vision insurance and participation in flexible benefits plan. Depending on the benefits selected, there may be an employee contribution. In addition, you and your immediate family will be eligible for positive space airline travel privileges on Spirit. You also will receive travel privileges on other specified airlines subject to their policies and their respective agreements with the Company.

You will be eligible to participate in the Company's 401K Plan and will be provided with Company-paid long term disability insurance, according to the terms and conditions of those plans.

You will receive three weeks paid vacation per year.

To assist with your relocation to South Florida, the Company is prepared to reimburse you for up to $75,000 in relocation expenses that are documented in reasonable detail (provided that, within this allowance, individual expenses of $500 or less, and aggregating not more than $10,000, need not be documented).

This position qualifies you for participation in the Spirit Airlines Executive Severance Plan. In addition, you will be covered by the Company's D&O insurance policy.

Should you have any questions, please do not hesitate to let us know. I look forward to you joining our team as we build the best Ultra Low-Cost Carrier in the Americas.

Sincerely,

SPIRIT AIRLINES, INC.                Agreed & Accepted,

__/s/ Thomas C. Canfield_____________    ___/s/ Edward M. Christie___________________
Name:    Thomas C. Canfield                Edward M. Christie
Title:    SVP - General Counsel and Secretary

cc:    B. Ben Baldanza, President and CEO
Jim Lynde, Sr. Vice President, Human Resources